EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Community Relations Manager
Bank of Marin
415-763-4529 | bethdrummey@bankofmarin.com

BANK OF MARIN BANCORP ANNOUNCES COMPLETION
OF ACQUISITION OF BANK OF NAPA

NOVATO, CA, November 21, 2017 - Bank of Marin Bancorp (NASDAQ: BMRC), the parent company of Bank of Marin, today announced the completion of its acquisition of Bank of Napa, N.A. (OTCQB: BNNP), effective the opening of business on November 21, 2017. The acquisition was approved by Bank of Napa’s shareholders at a special meeting of shareholders held on November 7, 2017.

Under terms of the agreement, each share of Bank of Napa common stock was converted into the right to receive 0.3070 shares of Bank of Marin Bancorp common stock. The value of the total deal consideration was approximately $53.2 million, which includes the value of Bank of Napa options assumed by Bank of Marin Bancorp.

“We are pleased to complete our acquisition of Bank of Napa and welcome their customers, employees and shareholders to Bank of Marin,” said Russell A. Colombo, President and Chief Executive Officer. “With our combined strength, we will be able to provide customers a superior banking experience by offering a broader selection of financial products and services and larger borrowing capacity. We are excited about capturing the synergies we project from this acquisition and capitalizing on our larger market presence in Napa to accelerate the growth of the Company and enhance the value of our franchise.”

With the addition of Bank of Napa, on a pro forma combined basis, Bank of Marin Bancorp would have total assets of $2.4 billion, total loans outstanding of $1.7 billion and total deposits of $2.1 billion as of September 30, 2017 (unaudited and excluding purchase accounting adjustments).

Bank of Marin Bancorp received financial advisory services and a fairness opinion from Keefe, Bruyette & Woods, A Stifel Company, and Stuart Moore Staub served as legal counsel. Bank of Napa received financial advisory services and a fairness opinion from Sandler O’Neill + Partners, L.P., and Sheppard, Mullin, Richter & Hampton LLP served as legal counsel.

About Bank of Marin Bancorp

Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $2.4 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly-owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 23 retail offices in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin was named 2016 Community Bank of the Year by Western Independent Bankers and has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bank of Marin Bancorp's earnings in future periods. Forward- looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, difficulties integrating Bank of Napa into Bank of Marin, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of future acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cyber-security threats) affecting Bank of Marin Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bank of Marin Bancorp, copies of which are available from Bank of Marin Bancorp without charge. Bank of Marin Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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